Exhibit 99.1
INNOVIVE Pharmaceuticals Receives FDA Fast Track Designation for
Tamibarotene for the Treatment of Acute Promyelocytic Leukemia
NEW YORK, June 7, 2007 — INNOVIVE Pharmaceuticals, Inc. (OTCBB: IVPH) announced today that the U.S. Food and Drug Administration (FDA) has granted Fast Track Designation for the company’s drug candidate, Tamibarotene, a fully synthetic retinoid being developed for relapsed or refractory acute promyelocytic leukemia (APL), a type of acute myelogenous leukemia. The Fast Track Designation applies to the use of Tamibarotene in patients with relapsed or refractory APL following treatment with all-trans retinoic acid (ATRA) and arsenic trioxide. A pivotal Phase II study of Tamibarotene will be initiated this summer.
Under the FDA Modernization Act of 1997, the Fast Track Program mandates the FDA to facilitate development and expedite review of therapeutics and biologics intended to treat serious or life-threatening conditions that demonstrate the potential to address unmet medical needs.
Tamibarotene was specifically designed to address challenges of resistance and the high rate of toxicity among patients treated with ATRA. ATRA is the current standard of care for first-line treatment of APL in combination with chemotherapeutic agents. ATRA has been associated with retinoic acid syndrome (RAS), a serious and sometimes fatal complication that occurs in up to 25 percent of patients due to a rapid increase in white blood cells. Patients who relapse after ATRA-based therapy often fail to respond to a second course of treatment with ATRA. Currently, these patients are treated with intravenous arsenic trioxide, a compound associated with toxicities that include irregular heartbeat and a risk of sudden death. There is no standard of care for patients who relapse following ATRA-based therapy and arsenic trioxide.
Tamibarotene is currently approved in Japan for treatment of recurrent APL. In a pivotal study, the effectiveness of orally administered Tamibarotene was evaluated for eight weeks in 39 Japanese patients with APL, including treatment-naïve patients and patients previously treated with ATRA. The overall response rate in these patients was 61.5 percent. In patients with recurrent disease the overall response rate was 81 percent. RAS was reported in 7.3 percent of patients. In conjunction with data from the pivotal Japanese study, data from INNOVIVE’s pivotal study of Tamibarotene are expected to form the basis of a New Drug Application (NDA) with the FDA. An additional Phase III study is currently underway in Japan comparing ATRA to Tamibarotene for the maintenance treatment of APL.
About APL
Acute promyelocytic leukemia is a subtype of acute myelogenous leukemia, a cancer of the blood and bone marrow. In APL, there is an abnormal accumulation of immature granulocytes called promyelocytes. The accumulation of promyelocytes in the bone marrow results in a reduction in the production of normal red blood cells and platelets resulting in anemia and thrombocytopenia. Either leukopenia (low white cell count) or leukocytosis (high white cell count) may be observed in the peripheral blood. Symptoms include fatigue, weakness, shortness of breath from anemia, easy bruising and bleeding from thrombocytopenia and coagulopathy, and fever and infection from lack of normal white blood cells.
About Tamibarotene
Tamibarotene is a fully synthetic retinoid specifically developed to overcome resistance to ATRA and is currently approved in Japan for treatment of recurrent APL. In vitro, Tamibarotene is approximately 10 times more potent than ATRA at causing APL cells to differentiate and die. Tamibarotene has a lower affinity for cellular retinoic acid binding protein (CRABP), which is believed to allow for sustained plasma levels during administration. Tamibarotene does not bind the RAR-g receptor, the major retinoic acid receptor in the dermal epithelium. This suggests that Tamibarotene therapy may lead to fewer adverse events compared to ATRA. In clinical studies, the rate of RAS appeared to be low.
In November 2006, INNOVIVE acquired the exclusive North American license from TMRC, Co., Ltd. to develop and commercialize Tamibarotene for treatment of APL, with an option to include within the license the use of Tamibarotene in other fields in oncology including multiple myeloma, myelodysplastic syndrome and solid tumors. TMRC received an upfront fee and will be eligible to receive payments upon achievement of certain development, regulatory and sales milestones, in addition to royalties on potential net sales.
About INNOVIVE Pharmaceuticals
INNOVIVE Pharmaceuticals, Inc. acquires, develops and commercializes novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. The company currently has four drug programs in clinical development: INNO-406, Tamibarotene, INNO-206, and INNO-305, for the treatment of chronic myelogenous leukemia, acute promyelocytic leukemia, small cell lung cancer, and acute myelogenous leukemia, respectively. For additional information visit www.innovivepharma.com.
Forward-looking Statements
This material contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as “believes,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might” and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the risk that the results of clinical trials may not support INNOVIVE’s claims, the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, INNOVIVE’s need for working capital, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. These and other risks are discussed in INNOVIVE’S periodic reports filed with the SEC. The forward-looking statements contained herein represent the judgment of INNOVIVE as of the date this material was drafted. INNOVIVE disclaims, however, any intent or obligation to update any forward-looking statements.
###

Contact:	Steve Kelly	Rachel Lipsitz
	President and CEO	Media & Investor Relations
	INNOVIVE Pharmaceuticals	Porter Novelli Life Sciences
	(212) 716-1820	(619) 849-5378